As filed with the Securities and Exchange Commission on July 30, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

U-BX Technology Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Zhongguan Science and Technology Park No. 1 Linkong Er Road, Shunyi District, Beijing People’s Republic of China	101300
(Address of Principal Executive Offices)	(Zip Code)

2025 Equity Incentive Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

800-211-0102

(Name, address and telephone number of agent for service)

Copy to:

Kyle Leung, Esq.

Concord & Sage PC

1360 Valley Vista Dr Suite 140

Diamond Bar, CA 91765
Tel: 929-989-7572

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ¨☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement (the “Registration Statement”) is filed by U-BX Technology Ltd., an exempted company incorporated under the laws of the Cayman Islands (the “Registrant”) to register certain securities reserved for future delivery of shares pursuant to the awards granted or to be granted under the U-BX Technology Ltd. 2025 Equity Incentive Plan (as amended and restated, the “2025 Equity Incentive Plan”). The securities registered hereby consist of 9,500,000 Ordinary Shares, US$0.0016 par value per share of the Registrant, which represent the total number of Ordinary Shares that were authorized to be granted under the 2025 Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the 2025 Equity Incentive Plan. Any Ordinary Shares covered by an award granted or to be granted under the 2025 Equity Incentive Plan (or portion of an award) that terminates, expires, lapses or repurchased for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Ordinary Shares that may be issued under the 2025 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*	The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the 2025 Equity Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated by reference herein::

(1)	The Annual Report on Form 20-F (File No. 001-41987), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(2)	Our Reports on Form 6-K, filed with the Commission on April 1, 2024, May 9, 2024, May 29, 2024, August 21, 2024, September 5, 2024, September 25, 2024, October 8, 2024, October 25, 2024, October 30, 2024, November 15, 2024, November 27, 2024, December 4, 2024, December 17, 2024, April 18, 2025, April 18, 2025, May 19, 2025, June 30, 2025 and July 23, 2025;

(3)	The description of our ordinary shares incorporated by reference in our registration statement on Form 8-A, as amended (File No. 001-41987) filed with the Commission on March 21, 2024, including any amendment and report subsequently filed for the purpose of updating that description; and

(4)	all reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the report referred to in (1) above.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our Third Amended and Restated Memorandum and Articles of Association provide that every director, alternate director or officer, in each case of the Registrant, shall be indemnified out of the assets of the Registrant against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own actual fraud or wilful default, and further that no such director, alternate director or officer shall be liable to the Registrant for any loss or damage in carrying out his functions unless that liability arises through the actual fraud or wilful default of such director or officer. References in this paragraph to actual fraud or wilful default mean a finding to such effect by a competent court in relation to the conduct of the relevant party.

Indemnification against Public Policy

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers or persons controlling us under the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is hereby made to the Exhibit Index, which is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Third Amended and Restated Memorandum and Articles of Association of U-BX Technology Ltd. (incorporated by reference to Exhibit 1.1 to the Registrant’s Form 6-K filed November 27, 2024)

5.1	Opinion of Ogier (filed herewith)

10.1	2025 Equity Incentive Plan of U-BX Technology Ltd. (incorporated by reference to Exhibit 99.1 to the report on Form 6-K filed with the SEC on July 30, 2025)

23.1	Consent of Ogier (included in Exhibit 5.1)

23.2	Consent of HTL International, LLC (filed herewith)

107	Filing Fee Table (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in China, on July 30, 2025.

U-BX Technology Ltd.

By:	/s/ Jian Chen
Jian Chen
Chief Executive Officer

Signature	Title	Date

/s/ Jian Chen	Chief Executive Officer and Director	July 30, 2025
Jian Chen	(Principal Executive Officer)

/s/ Qingcai Li	Chief Financial Officer	July 30, 2025
Qingcai Li	(Principal Accounting and Financial Officer)

/s/ Mingfei Liu
Mingfei Liu	Chief Operating Officer	July 30, 2025

/s/ Xu Xie
Xu Xie	Independent Director	July 30, 2025

/s/ Da Yang
Da Yang	Independent Director	July 30, 2025

/s/ Shaolan Ma
Shaolan Ma	Independent Director	July 30, 2025

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of U-BX Technology Ltd., has signed this registration statement or amendment thereto in New York, NY on July 30, 2025.

Concord & Sage PC

By:	/s/ Kyle Leung
Name:	Kyle Leung